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CONFERENCE CALL TRANSCRIPT

NWRE - HEWLETT-PACKARD TO ACQUIRE NEOWARE, INC.

EVENT DATE/TIME: JUL. 23. 2007 / 10:00AM PT

CORPORATE PARTICIPANTS

 Mike Hockey

 Hewlett-Packard - PR

 Kevin Frost

 Hewlett-Packard - VP Business Desktops, PSG

 Klaus Besier

 Neoware, Inc. - President, CEO

 Keith Schneck

 Neoware, Inc. - EVP, CFO

CONFERENCE CALL PARTICIPANTS

 Kevin Hunt

 Thomas Weisel Partners - Analyst

 Glenn Hanus

 Needham & Co. - Analyst

 Johnny Blizzard

 Blue Cross Blue Shield - Analyst

 Ross Ruben

 ENPD Group - Analyst

 Joe Kovar

 CMP - Analyst

 Clay Sumner

 Friedman Billings Ramsey - Analyst

 Wil Kidd

 Central Securities - Analyst

 Michael Rose

 IDC - Analyst

 Alex Barrett

 TechTarget - Media

 Dennis Armstrong

 Popons - Analyst

 Robert Ziesblat

 Popons - Analyst

 Vic Mattel

 Glaser Capital - Analyst

 Maxine Cheung

 Computer Dealer News - Media

 PRESENTATION

Operator

 Good day, ladies and gentlemen, and welcome to the Hewlett-Packard Neoware press and media conference call. My name is Dan, and I will be your operator for today. At this time all participants are in listen only mode. We will conduct a question-and-answer session toward the end of this conference. (OPERATOR INSTRUCTIONS). I would now like to turn the call over to Mr. Mike Hockey, Hewlett-Packard public relations. Please proceed, sir.

 Mike Hockey - Hewlett-Packard - PR

 Good morning and good afternoon. Thank you for joining us today. We are excited to have you on the call. Just want to lay out a couple of things on how this will work. We’ve got Kevin Frost who is the Vice President and General Manager of HP’s business desktop unit and Klaus Besier, who is the CEO and President of Neoware. Each will provide about five to ten minute comment overview on the acquisition today, and then we will do a Q&A at the end. So when Klaus is finished speaking the operator will queue everybody to ask their questions. With that I would like to turn it over to Mr. Kevin Frost.

 Kevin Frost - Hewlett-Packard - VP Business Desktops, PSG

 Thank you so much. As Mike mentioned, I have responsibility for the commercial desktop client business at HP. And what I would like to do is talk a little bit about what we are doing, what our strategy is and why we are so excited to be working with Neoware in terms of creating the future of client computing.

Today HP announced that we are acquiring Neoware for $16.25 per share. This acquisition is part of HP’s ongoing strategy to expand in growth markets, and only further our leadership in PCs. As you know, HP is the number one provider of PCs in the world, and this acquisition will help us in terms of one of the broad transitions that we see in terms of desktop computing.

Not everybody on the call may be familiar with the term thin client computing, so I do want to just briefly digress and talk about at least define that from our perspective just to make sure we are all saying the same thing and to make sure we’re communicating here.

Thin clients are simpler, lower-cost computers that really rely on servers for a lot of the computing power and for a lot of the storage. And in the desktop market today we see a broad shift across many, many regions and across many customer segments toward what we call thin client computing or client virtualization. And for our customers it offers a lot of benefits. It offers a benefit along the lines of more security, it offers benefits along the lines of easier to manage. It offers benefits along the lines of lower cost so there is many, many, many benefits for HP in this perspective.

So we do see a shift and so we have today many large enterprise customers are buying our desktop computers and they are actually doing pilots or have actually been selling our HP thin clients to these folks today. And so we do see a shift from what I call – well, let’s say fat clients to thin clients. And from an HP perspective it is win-win. We’ve got our bid, large commercial desktop client business and as this high-growth market for thin clients grows, we will actually be positioned well there. And from a broader HP perspective in terms of virtualization, as you know the HP server group is very focused on virtualization in the back office, HP’s PSG group is very very focused on virtualization in the front office. So from a broader HP story we have one cohesive and well aligned strategy.

The thin client market is attractive to us for a couple of reasons. First of all, the unit growth rate looking forward and looking forward for many years to come we expect to be well over 20%. IEC I think forecasts around 21%, and we are comfortable with that number and think it is frankly, conservative. The growth in the recent three or four years has actually been stronger than that. The economics in terms of the value that HP can deliver to customers in the thin client market is very attractive. The profit potential for HP is very attractive.

We have a much more open architecture in terms of the value we can bring to customers. So it is high-growth. It is good profitability, good economics and so it is a very, very attractive market for HP looking forward. So when we look at what exactly or why are we buying or what assets do we hope to really leverage from Neoware to acquire with the company it is first of all Linux expertise. Neoware is the number one provider of Linux thin clients. HP is the number one provider of Windows-based thin clients. We’ve got good, natural synergies there.

Neoware does a great job providing what I call customization capabilities to large enterprise customers. One of the great, great aspects of the thin client market is it is not just a hey, the customer buys it and plugs it in and buys 20,000. There is typically many times there is a custom software image that may be required. We are connecting to a customer’s IT or server environment. And so there is a solution architect, and there is an ability to do a custom image or make unique custom configurations for customers. And Neoware has got strong capabilities there around the world.

Neoware also has some software assets that we think will complement existing hardware products and have a broader solution to customers. For example, the Neoware device management software allows you to, allows an IT person to effectively manage a large deployment of thin clients in a Windows or a Linux area. And frankly and also finally to actually have a mobile thin client. They will complement existing HP thin client portfolio. So big, big drivers for us. Again, to summarize, what Neoware brings to the HP portfolio are Linux assets, Linux capabilities both from a customization and a development perspective. They are doing what I would call a go-to-market assets in terms of ability to do custom images and work with customers on a customer facing solutions focus. And finally, they bring software. Software assets that we will wrap around our hardware and have a great solution.

And I would close and make these comments. Klaus with his expertise and background from SAP, Klaus and the Neoware team have what I would call a software DNA that is very complementary to the HP what I will call hardware DNA. At least for us folks in the PSC group, we may have this DNA and we may have that DNA but we are more of a product and hardware DNA. And we believe it is great value to offering customers a solution which would be everything from the product itself, some software, the ability to uniquely offer that product to customers on a large, global basis. And so I am very, very excited about working with Klaus and the team and I am very, very excited about, frankly, the opportunity for HP and Neoware combined to really reshape the future of computing market beyond the classical desktop market that we see today. So we are very, very excited about it, near-term we’re very excited for it. Existed long-term. I will now turn over to Klaus and sort of get your view on the perspective. Please move forward, Klaus.

 Klaus Besier - Neoware, Inc. - President, CEO

 Thank you, Kevin. Also with me today is Keith Schneck, Neoware’s CFO if we need to answer any questions related to the financials at the end of the call. Obviously, we are thrilled about today’s announcement and we are very proud of the fact that an organization like HP sees the great opportunity that Neoware’s people and products can provide in rounding out the HP offering in the thin client portfolio.

As a company that has been in the thin client business for quite a while we know that these are exciting times in the market. And with the event of virtualization and interest in environmentally friendly solutions. We believe this is the right time for both companies to join their expertise, as Kevin said from HP’s point of view their leading XPe and CE based thin clients. And Neoware is the market share leader in Linux solutions.

So together the portfolio will provide a significantly increased product opportunity for our customers. Neoware software offerings that Kevin mentioned complement the array of products offered by HP as the number one worldwide PC vendor. From our device management to server based computing software, there are many ways that our assets are a great fit for the long-term.

The other important item is the global breadth and the depth of the HP brand is, of course, very attractive to our customers. And this reach will help us to continue to deliver the customized software capabilities that Kevin mentioned that enterprise customers looking for as the requirements continue to evolve, especially with the virtualization.

Our major clients match up well with HP, and its operations in all major countries around the world; many of our customers are global in nature. And we will be able to better serve those customers within the HP environment. So it is a really was the right time and the right product synergy and a great fit for our corporate culture. So we are pleased for the opportunity this pending acquisition brings to both companies, and we look forward to servicing our customers together with the winning solutions of the combined entities.

I think, Kevin, you covered all of the important aspects, and we feel very good about the fit for our combined product offerings.

 Kevin Frost - Hewlett-Packard - VP Business Desktops, PSG

 With that, operator, those are other brief comments from both HP.

 Mike Hockey - Hewlett-Packard - PR

 With that, operator, those are the brief comments from both HP and Neoware. At this time we would like to open it up to questions. So, operator, please queue the questions.

 QUESTION AND ANSWER

Operator

 (OPERATOR INSTRUCTIONS) Kevin Hunt, Thomas Weisel Partners.

 Kevin Hunt - Thomas Weisel Partners - Analyst

 Thanks. I had a couple questions. I think one of the drivers for Neoware in the past was your relations with IBM and then Lenovo. I wonder what has happened to that now that you’re becoming part of HP. And also, it sounds like you will have — if I am right to be just thinking of this as HP’s looking at this mainly you’re getting some software assets to be sort of like discontinuing a lot of channel relationships with you or (inaudible) just going through HP channels, and what happens to the Neoware management team going forward?

 Klaus Besier - Neoware, Inc. - President, CEO

 Kevin, do you want to take that, or should I?

 Kevin Frost  - Hewlett-Packard - VP Business Desktops, PSG

 Why don’t you give your view, Klaus, and then I will maybe add.

 Klaus Besier - Neoware, Inc. - President, CEO

 Obviously as a transaction like that takes place there are certain relationships that maybe will not be as strong as previously. As far as our relationships with Lenovo, you might recall from previous calls that our overall revenue generated through that relationship has been declining in the US. Not so much in Europe, but so we will work with our customers, of course, that need our solutions. So in that sense I don’t think our customers will be impacted by that in any way at all. The IBM relationship actually has not been that significant. There are some engagements with the IBM global services group, but IBM is not really reselling our product anyways.

 Kevin Frost - Hewlett-Packard - VP Business Desktops, PSG

 I would also add on in terms of the channel we don’t expect any change in the Neoware channel strategy, and we think it is complementary to HP’s channel strategy. HP today has a large direct presence talking with our enterprise customers. We also have a large channel presence, a dual channel strategy, and Neoware has a similar dual channel strategy. And so we don’t expect this to change Neoware’s or HP’s go-to-market strategy at all. Quite frankly, if there are channels or VARs or solution providers that Neoware is using to reach customers that are not currently — that we are not using today at HP, we would anticipate we would actually leverage those partners.

 Kevin Hunt - Thomas Weisel Partners - Analyst

 A couple follow-ups. Will the Neoware brand still be in existence or will this all become sort of an HP brand? And then I don’t know if you guys can comment on when your earnings release is going to be, Klaus, or do you have any comments about your June quarter results?

 Kevin Frost - Hewlett-Packard - VP Business Desktops, PSG

 I take the brand question. We will need to work that through, and you know work with Klaus and his team in terms of how the Neoware brand will evolve. But nothing will happen dramatic in the near term. That’s for sure.

 Keith Schneck - Neoware, Inc. - EVP, CFO

 Kevin, this is Keith Schneck, CFO. With regards to the year-end results June 30 is our fiscal year end; we’re going through our annual audit at this time. So we would expect to release numbers sometime in probably the latter half of August, and clearly the 10-K is due sometime by the 12th or so of September.

 Kevin Hunt - Thomas Weisel Partners - Analyst

 So one last one if I could. What is — I would suspect you guys would be now the overall market share leader by probably a fairly large margin of new clients anywhere; would there be any potential for any like the antitrust or anything like that or is that not anticipated?

 Kevin Frost - Hewlett-Packard - VP Business Desktops, PSG

 We do not anticipate any antitrust issues. Remember the — also depends on how you define the market. The PC desktop client PC market is perhaps as competitive and with many large players and many small players on a worldwide basis as it gets. Also I think if you look at the most recent Q1 IDC data, I think even if you combined our collective market shares to go up against HP’s market share and Neoware’s market share for Q1 of ‘07, I believe we would not even be the number one player in unit market share. It is very, very close, but so we are not anticipating issues there.

 Kevin Hunt - Thomas Weisel Partners - Analyst

 Okay. Thank you.

Operator

 Glenn Hanus, Needham & Co.

 Glenn Hanus - Needham & Co. - Analyst

 Good morning. Could you give us any color on how the transaction came together, whether there were any competing bidders out there and what stage you’re at. You have a definitive agreement signed I guess and expect to close by the end of the year. Could you kind of just go through all of that?

 Klaus Besier - Neoware, Inc. - President, CEO

 Kevin, do you want to take the beginning of that, how the discussions started?

 Kevin Frost - Hewlett-Packard - VP Business Desktops, PSG

 Well, in terms of competing bids, under the terms of the agreement Neoware can actively solicit alternative proposals from certain third parties depending on different terms and conditions and things of that nature. So Neoware certainly has the flexibility. From an HP perspective this market has been attractive to us for frankly we’ve been in it for several years, and we first started looking at ways to kind of complement and accelerate our strategy perhaps a year ago. And through that and ongoing discussions that ended up leading to discussions with Klaus and Keith and kind of brought us where we are today. So it has been kind of an ongoing HP strategy of how to accelerate our strategy in key markets like virtualization.

 Glenn Hanus - Needham & Co. - Analyst

 And what are sort of the hurdles that have to be overcome now to get to closing?

 Kevin Frost - Hewlett-Packard - VP Business Desktops, PSG

 Our expectation is just the standard kind of governmental and legal and approval set to happen when you merge two public companies like this. So there is nothing out of the ordinary that we know that could be a hindrance.

 Glenn Hanus - Needham & Co. - Analyst

 And any comments on how you are thinking about Wyse? Is this the number one player I guess in the market and how this may position you somewhat differently versus them, and how you are thinking about competing with them?

 Kevin Frost - Hewlett-Packard - VP Business Desktops, PSG

 Our focus near term is to take care of the customers that Neoware has, take care of the HP customers. And frankly just make sure this transition works for our customers in the near term. And frankly we are not too focus on Wyse actually, and Wyse is a strong competitor and I expect they will be a strong competitor in the future.

Operator

 [Johnny Blizzard], Blue Cross Blue Shield.

 Johnny Blizzard - Blue Cross Blue Shield - Analyst

 This is [Johnny Blizzard] of Blue Cross Blue Shield of Florida. My question is about from a customer point of view, dates and who do I buy from? We are really interested in the m100, that Neoware offers. And I am told that HP was going to come out with a Beta version of the thin client notebook come December of ‘07. And we are also looking to buy just regular non notebook thin clients as well. And I know HP offers a competitive line to Neoware, so who do we buy from? And when does all that happen?

 Klaus Besier - Neoware, Inc. - President, CEO

 Obviously as Kevin indicated we need to make certain that we develop appropriate roadmaps of the product lines, and when they merge. In the case of the m100 I think it is a fairly straightforward question. That was one of the reasons for HP to do the deal is because we have an offering in that area. So I guess the answer there would be you buy who has the m100, which is Neoware. The closing is expected, the closing of our transaction is expected in the fourth quarter. So until then, until after the closing we really operate as separate companies so to speak.

As far as the other products where we have competitive products, I guess the answer is whatever best fits your needs. And we will make certain after closing to make sure that we have the appropriate strategy for all of the product lines to take care of our customers. Neoware has, as does HP, has large installations with some clients having tens of thousands of thin clients deployed. Of course it is understood that we have to take care of our clients and make sure that they have a smooth transition whenever that will be defined and occur. So there will be a lot of communication after the closing of the transaction.

 Johnny Blizzard - Blue Cross Blue Shield - Analyst

 Okay, great. Thank you.

Operator

 [Ross Ruben], [BNPD]

 Ross Ruben - ENPD Group - Analyst

 I have two questions; first if you could give a sense of the size of the basic software installation on say the mobile m100 today. I’m sure there is a range, but what are you typically seeing clients order in terms of a configuration?

And secondly, whether with HP’s significant consumer business if this opens these types of products to consumers more, either in emerging markets or perhaps more advanced economies, such as what we are seeing from Azeus and Palm with the Foleo?

 Klaus Besier - Neoware, Inc. - President, CEO

 The first part of your question about the m100, you are just interested what is the most common configuration?

 Ross Ruben - ENPD Group - Analyst

 Yes.

 Klaus Besier - Neoware, Inc. - President, CEO

 I don’t have that information at my fingertips right now. But I think it is, the operating system is concerned it is XPe. That is pretty much the common platform at this point in time. It is still a fairly new product. We launched it less than a year ago. But there’s a lot of acceptance in the marketplace for that sort of product, especially when you think about the security issues and the theft issues, some of the points that Kevin made earlier. Thin clients of course are a much better solution in many of those areas where you don’t need to have the data stored on a local device. So, that is on the m100.

And the second part of your question was about the consumer space. Obviously there are opportunities to simplify or for the desktop environment at home. And when I think about my own situation with four kids at home that can become pretty complicated if you have four PCs that you have to maintain. And maybe you don’t need them for all of the applications that you want to run at home. So there might be other opportunities. But I think that is something that is not at least for us at Neoware standalone we have not contemplated because we have a smaller player, and we have to be focused with our investment.

 Kevin Frost - Hewlett-Packard - VP Business Desktops, PSG

 I would add on to what Klaus is saying is obviously HP is very, very strong in the consumer market. And even in the SMB market. So I think we would certainly, and we will certainly look across our business groups to see if the broad, thin client architecture can provide some type of thin client product for the consumer or even micro businesses. We think for a small business would enjoy these same type of benefits; consumer is a little bit different. So absolutely HP is considering these type of customer segments from a very, very broad perspective.

Operator

 Joe [Aivar], CMP.

 Joe Kovar - CMP - Analyst

 Good morning. This is actually Joe Kovar from CMP, running for CRN channel and VAR business. Quick question on the channel side. First of all, what percentage of the thin client business for HP and for Neoware goes to the channel as opposed to direct?

And secondly, will Neoware VARs be required to get new certification for the HP products and vice-versa? Will HP VARs be required to get new certification for the Neoware products? And also what is the impact on HP’s PC market? What — the thin client does have to compete in some ways with the PC market.

 Kevin Frost - Hewlett-Packard - VP Business Desktops, PSG

 Okay, I will — I think you asked questions. I will do the best I can to answer all of them. In terms of the channel versus direct, from an HP thin client perspective it’s pretty balanced. Again, it does vary by region, and our thin client footprint is pretty big. We have a pretty big presence in Asia and India, places like that and, of course, they are more channel specific; same with Europe, quite frankly. And America, it is perhaps a more even mix, channel and direct, but it is pretty balanced. And HP is very comfortable with that broad strategy.

Again, there are a lot of channel partners who provide, who really are what I call VARs that are very solutions focused and you do a real good job with the thin client solution and so we anticipate that evolving that way. And so the second question in terms of certification, we will take time to figure that out. At this point we just don’t know. We will spend several months approximately until this deal becomes official and closes; we will need to work through those kind of details. We certainly would want to make it a positive experience for both sets of channel partners and that is our tent, we have no broader aspirations to have less channel partners or more partners or less. Let’s just do and take care of the [history] partners. Is there a third part of the question?

 Joe Kovar - CMP - Analyst

 Yes, I was wondering how the increase in HP’s thin client business is a result of the pending acquisition of Neoware might impact HP’s PC business.

 Kevin Frost - Hewlett-Packard - VP Business Desktops, PSG

 Well, again, it is a balance. And we are maintaining that balance today. Remember, HP is the leading participant in the thin client market today. We’ve been able to manage that balance pretty well in terms of desktops versus thin clients. And we don’t expect that to change. And ultimately the desktop is not going away anytime soon. I talk about the architectural shift here, which to server based computing, which is broader from HP’s other — the HP businesses like our server group — these are great, great trends.

But I don’t — there is going to be a lot of desktops sold for many, many more years and it is interesting what tends to happen is you take a developed market like maybe Germany or America, and you might see an acceleration of a shift of thin clients. But then with HP we are selling PCs in very nice run rates in places like Brazil, Russia, China. So we actually have emerging markets to frankly from a technology life cycle perspective, they are quite a few years behind the developed market. So the whole broad HP portfolio tends to balance pretty well. So yes, we will manage it; we are managing it today and we expect it to be a net very positive trend for HP. Does that answer your question?

 Joe Kovar - CMP - Analyst

 Yes, thank you very much.

Operator

 Clay Sumner, FBR.

 Clay Sumner - Friedman Billings Ramsey - Analyst

 First question is on [RDP] itself. There have been some technical issues with supporting multiple monitors, USB devices and printers and such. Just wondering if I don’t know Neoware as an OS well but does it use any different remote presentation protocol that helps it perform better in these environments?

 Klaus Besier - Neoware, Inc. - President, CEO

 No, I mean there are a lot of new technologies that are emerging, and we have looked at some of those. But I think as the protocols get more robust some of these problems will go away, and our belief is that with virtualization in general the speed at which these problems will be solved will accelerate. Just to add what Kevin said earlier, obviously I don’t think anybody believes that desktops will go away. But there are just certain environments where a thin client can offer a very good alternative as a different solution for a desktop. So we don’t have any particular protocol that is different than what the industry standards are. We rely on industry standards. But the one area that we did mention is our capability in Linux, which is very strong.

 Clay Sumner - Friedman Billings Ramsey - Analyst

 And on the same subject, there is also stuff about customization. Can clients customize the presentation protocol itself for any of those particular issues, multi monitor support and such?

 Kevin Frost - Hewlett-Packard - VP Business Desktops, PSG

 This is pretty technical. We will have to ask some of our guys. When we talk about customization we really refer to the embedded operating system and the environment that we help architect for the customer. There are, of course, some challenges if you have multi monitor solutions. But it might require separate call to really understand the technical detail of what you’re trying to accomplish.

 Clay Sumner - Friedman Billings Ramsey - Analyst

 And then lastly, I assume that most of the growth you guys have both talked about is coming from the virtualized desktop infrastructure. I just wonder if you could update us, so most of the installed base that you currently have, are those still operating in kind of a one-to-one mode or have virtualized hosts begun? Are they now approaching the majority of your installed thin clients?

 Kevin Frost - Hewlett-Packard - VP Business Desktops, PSG

 Maybe Klaus, you can comment from a Neoware perspective and I will comment from an HP perspective.

 Klaus Besier - Neoware, Inc. - President, CEO

 Our environment is still, since we always have been a thin client company for many years, we have been operating environments where traditionally you would find thin clients, in some cases as the replacement of green screen. So a lot of the retailers, large retail companies would use our thin clients because they don’t have the requirement to have a desktop. In their corporate environment, of course, they have PCs or desktop deployed which in some cases they try to migrate to a virtualized environment and benefit from the thin client architecture. But so we see the shift — the same shift that Kevin is referring to, I believe, that people go outside of the traditional use of a thin client and look at deploying the architecture in environments that traditionally maybe would have been a PC.

 Clay Sumner - Friedman Billings Ramsey - Analyst

 But it’s a small percentage for Neoware at this point?

 Klaus Besier - Neoware, Inc. - President, CEO

 Yes, relatively small. It is still early. But there are substantial opportunities, and obviously whenever a shift takes place like that and we have seen that in the past with other technologies, it starts low until it is really taking off. And obviously with the success that VMware has as a software company, there is a lot of interest and understanding how that can work and how it can benefit the business. And reduce cost and maintenance and all of the other good things that come with it. So our belief is that it will accelerate.

 Kevin Frost - Hewlett-Packard - VP Business Desktops, PSG

 I think we see the same thing that Klaus does in terms of the customer environment, which is the core tends to be the traditional thin client market which might be a Citrix based solution. But yet we see lots of hope and lots of potential and lots of pilots, frankly, with some of the other new and emerging kind of virtualized server environments. So we see a little bit of both.

 Clay Sumner - Friedman Billings Ramsey - Analyst

 Thank you very much.

Operator

 Wil Kidd, Central Securities.

 Wil Kidd - Central Securities - Analyst

 Could you tell me what the breakup fee is?

 Kevin Frost - Hewlett-Packard - VP Business Desktops, PSG

 The breakup fee is $10 million.

 Wil Kidd - Central Securities - Analyst

 Thank you very much.

Operator

 Michael Rose, IDC.

 Michael Rose - IDC - Analyst

 Just a little bit of a follow-up on the previous question regarding where you guys see the opportunity for the adoption of thin client devices. Do you see it — obviously there is a lot of speak about VDI and those types of solutions. Is that where you see the greatest opportunities? Is that what you are banking on, or do you see it in kind of in the consumer space you had mentioned or just to be in the traditional terminal services environment?

 Kevin Frost - Hewlett-Packard - VP Business Desktops, PSG

 I think that — we are really seeing them both. And again, it depends. So for example if you look at India we see tremendous amount of many, many growth opportunities in India alone for a more traditional type thin client environment. We think that again has elected to go on for quite a while. We see that same thing even in America with educational institutions. We see — I see quite frankly a lot of European government institutions where they are kind of mandating Linux as a standard coming looking for traditional what I will call, more traditional thin client solution. But we also see the emergence as Klaus mentioned like with VMware and all the type of virtualized server; virtualized environments there. We see that, also we see a little bit of both. And again, that is frankly one of the reasons that makes this market so important and strategic for HP is we really have kind of multiple dynamics driving growth, and we don’t really need one or the other. We are not really betting on one or the other; we think the combination of these things focused on the enterprise and maybe America focus on a different customer set in India. We think the combination of these bodes very, very well for us. Like I said, some of the bids that we see in India for thin clients are quite big, quite significant. A more traditional thin client environments, as an example.

 Klaus Besier - Neoware, Inc. - President, CEO

 That is very consistent with what we see; of course we don’t have the presence in India that HP has, but there are large opportunities there. And it is different than other markets, for sure where people try to deploy a large-scale deployment of thin clients. The same is true for higher education in the US for instance which is a newer trend.

 Kevin Frost - Hewlett-Packard - VP Business Desktops, PSG

 And again, it brings you to one of the synergies, we have a pretty deep footprint in Asia in some of these emerging economies. And whether it is call center, outsourcing, there is a lot of — the broad thin client, the concept of virtualization, you actually see maybe either US enterprises trying to do large global deployments in far-flung places. The whole strategy toward thin clients works very very well. And again, I think this is a good synergy between the two companies were we can actually take Neoware’s expertise to products and actually in some places where they may not be participating broadly in terms of these Asian economies, and really have a good complement.

 Michael Rose - IDC - Analyst

 I was just looking to flesh out what you guys saw there, so thanks for answering the question.

Operator

 Alex Barrett, TechTarget.

 Alex Barrett - TechTarget - Media

 You talked about Neoware’s Linux expertise. I was hoping you could elaborate a little bit on that; so has HP seen an increased demand for Linux desktops or are you referring to some other trends that I am not aware of?

 Kevin Frost - Hewlett-Packard - VP Business Desktops, PSG

 Again, if you look at the overall thin client market, and these are rough numbers, rough numbers; but roughly half the thin client market is based on Windows, kind of Windows derivative operating systems, i.e., XPe. And these are rough numbers. The other half of the market, and again I am quoting roughly IDC, is Linux or Linux derivative type of solutions. And so again, what Neoware has is a better end of products. (inaudible) are called NeoLinux; they’ve got a lot of very smart developers who have done a lot of very interesting things for customers whether it is integrating specific VPNs or different software capabilities into the NeoLinux capability. At so that really allows us to address roughly, rough numbers half the market in a much better way.

And as I alluded to earlier, we do see government institutions are places that are really driving hard to have those standard Linux based solution. And it is a competency that is a little more complicated and it gives a much more opportunity for HP to really add value to created solutions. So this is my comment about Linux is a thin client comment. It is not a broad desktop comment. I’m not trying to apply some broad shift in the commercial desktop client market.

Know what I’m saying?

 Alex Barrett - TechTarget - Media

 Yes, that helps.

Operator

 [Dennis Armstrong], [Popons]

 Dennis Armstrong - Popons - Analyst

 Good morning, gentlemen. I just wondered if you have any plans to complement the hardware acquisition with any of the thin client server based computing software vendors.

 Kevin Frost - Hewlett-Packard - VP Business Desktops, PSG

 Obviously we don’t comment on future acquisitions and things of that nature, but.

 Dennis Armstrong - Popons - Analyst

 I understand that. I just wondered if —.

 Kevin Frost - Hewlett-Packard - VP Business Desktops, PSG

 No. In terms of, no, we are always looking for opportunities to give customers a better solution and I think you’ve seen HP make some pretty bold comments at all levels in terms of how we believe software can really deliver value to customers, and frankly ultimately deliver value to HP shareholders, as well. So I would not rule that out to answer your question.

 Dennis Armstrong - Popons - Analyst

 Okay, interesting. Thank you.

Operator

 [Robert Ziesblat], [Popons]

 Robert Ziesblat - Popons - Analyst

 Good afternoon to you. I didn’t realize I will be straight after Dennis. It’s really a question for you, Kevin. In regards to the Microsoft environment in comparison to the Linux environment do you see the Microsoft platform is really the future of your growth in the area of acquisitions and really the Microsoft taking a predominance lead in the enterprise market?

 Kevin Frost - Hewlett-Packard - VP Business Desktops, PSG

 No, I would say you will see growth in both places. And frankly if we weren’t pretty optimistic about the growth opportunities specifically related to Linux, it might make the dynamics and attractiveness of Neoware a little bit different. Again, let me be clear. Neoware is very very strong. They are the number one provider of thin clients. They’ve got — if a large enterprise customer comes to us and says, we standardize our Linux, here is the application, we need you to do this, we need you to do that. Between their actual development expertise that they have with NeoLinux and their ability to go to this large enterprise customer, make some changes, test some things, work in their server environment, optimize this to get the best utilization, allow an enterprise customer to manage it and deploy it and download images and stream stuff globally. We very much believe the combination of Neoware and HP will strengthen us there. No, I don’t — we view both opportunities as attractive, and I am certainly not weighting the Microsoft opportunity higher than the Linux opportunity.

 Mike Hockey - Hewlett-Packard - PR

 Operator, let’s take two more questions before we wrap up.

Operator

 [Vic Mattel], [Glaser Capital]

 Vic Mattel - Glaser Capital - Analyst

 I was wondering why the transaction was not structured as a tender offer versus the long form merger that we are currently contemplating?

 Keith Schneck - Neoware, Inc. - EVP, CFO

 It is really comes down to the input from counsel.

 Vic Mattel - Glaser Capital - Analyst

 I’m sorry. I didn’t hear that.

 Keith Schneck - Neoware, Inc. - EVP, CFO

 It really came down from the input from both counsel, our counsel and their counsel.

 Vic Mattel - Glaser Capital - Analyst

 All right. Thank you.

Operator

 Maxine Cheung, Computer Dealer News.

 Maxine Cheung - Computer Dealer News - Media

 I just had a question in regards to how will HP make the transition more seamless for both Neo and HP customers and channel partners? And more specifically, what kind of support services such as training, marketing and programs have been created, if any, to help make this change easier?

 Kevin Frost - Hewlett-Packard - VP Business Desktops, PSG

 Well, that is a very good and very important question. And frankly, we are forming teams now. I’ve got, frankly, a full-time very smart people who are on the HP side that will be working in our business, as well as working with the channel relations people at HP, SPO people in America, Asia, Europe, all around the world will be working with Klaus and the current Neoware channel folks to figure all these things out. So quite frankly, just something we’re going to spend a lot of time on, be very thoughtful on and again, we have several months to really get that stuff figured out before the detail is official and before we can actually combine and act as one company. So it is a good question; to be honest we still need to figure a lot of it out.

 Maxine Cheung - Computer Dealer News - Media

 If as a channel partner, when can they expect to see something in place for them?

 Kevin Frost - Hewlett-Packard - VP Business Desktops, PSG

 I expect they will be able to see it right around the time, if not before, but certainly by the time we close.

 Maxine Cheung - Computer Dealer News - Media

 Okay.

 Kevin Frost - Hewlett-Packard - VP Business Desktops, PSG

 Make the transaction official.

 Mike Hockey - Hewlett-Packard - PR

 Everyone, I would like to thank you for joining us this afternoon. If you have any follow-up questions I would encourage you to reach out to your appropriate HP PR folk or Investor Relations folks. Thank you for joining us.

Operator

 Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.

Additional Information and Where to Find It

Neoware intends to file with the Securities and Exchange Commission a proxy statement and other relevant materials in connection with the merger. The proxy statement will be mailed to the stockholders of Neoware. Before making any voting or investment decision with respect to the merger, investors and stockholders of Neoware are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the merger. The proxy statement and other relevant materials (when they become available), and any other documents filed by Neoware with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and stockholders of Neoware may obtain free copies of the documents filed with the SEC from Cameron Associates, 1370 Avenue of the Americas, New York, NY 10019, +1 212 245 8800.

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Neoware and HP and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the Neoware stockholders in connection with the merger. Information about HP’s directors and executive officers is set forth in the proxy statement on Schedule 14A for HP’s 2007 Annual Meeting of Stockholders filed with the SEC on January 23, 2007. Information about Neoware’s directors and executive officers is set forth in the proxy statement on Schedule 14A for Neoware’s 2006 Annual Meeting of Stockholders filed with the SEC on October 30, 2006.  Additional information regarding the interests of participants in the solicitation of proxies in connection with the merger will be included in the proxy statement that Neoware intends to file with the SEC.

Forward-looking statements

This transcript contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of HP and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including the expected benefits and costs of the transaction; management plans relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions, including those conditions related to regulatory approvals; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration plans; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that the transaction may not be timely completed, if at all; that, prior to the completion of the transaction, Neoware’s business may not perform as expected due to transaction-related uncertainty or other factors; that the parties are unable to successfully implement integration strategies; and other risks that are described in HP’s and Neoware’s Securities and Exchange Commission reports, including but not limited to the risks described in HP’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2007 and Neoware’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007. HP assumes no obligation and does not intend to update these forward-looking statements.